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                                                                    EXHIBIT 99.1

                                  Fee Agreement

         THIS FEE AGREEMENT (this "Agreement") dated the 18th day of April, 2001, is entered into by and between Gregory L. Kofford ("Kofford"), and Infotopia Inc., a Nevada corporation (and its successors and assigns) with principal offices in Raynham, Massachusetts ("Client").

         FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. An annual non-refundable retainer of Five Million Shares (5,000,000) of Client's common stock shall be paid by Client to Kofford for advice and consulting on strategic issues. The retainer shall be paid in common stock of the Client registered through an S-8 registration. The retainer shall be deemed to have been earned upon signing of this agreement.

         2. Client is authorized to disclose Kofford's status as a consultant under the terms of this Agreement to such persons and in such manner as may be deemed necessary to Client or its counsel.

         3. Kofford shall not be responsible for any representation or warranty made by any person or entity who or which Kofford may introduce to Client or for any undertaking, representation, or warranty made by Client. Client further agrees to indemnify Kofford and hold Kofford harmless from any and all liabilities that Kofford may incur as a result of any transaction entered into or as a result of any misrepresentation or material omission by Client.

         4. Kofford shall not be liable thereunder for any matter connected with this Agreement, except for a lack of good faith and for obligations expressly assumed by it in this Agreement. Kofford's sole obligation is as set forth in paragraph 1, and Kofford shall not have any obligation or any responsibility for assisting in any negotiations between Client or any other person. At Kofford's request, its representatives shall have the right to participate in discussions between Client and parties introduced by Kofford.

         5. Client represents to Kofford, and agrees to represent to Kofford at closing of any transaction contemplated hereby, as follows:

         (a) Client is a corporation duly authorized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into and perform this Agreement;

         (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Client's board of directors; and

         (c) This Agreement constitutes a valid and binding agreement of Client, enforceable in accordance with its terms.

         6. This Agreement shall terminate and be of no further force and effect and the liability of the parties hereto shall cease at any time after April 30, 2002.

         7. From time to time and at the request of Kofford, but not more frequently than monthly, Client shall provide to Kofford a written report of
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the status of negotiations between Client and any party introduced to Client by
Kofford.

         8. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

         If to Kofford, to:
                                    Greg Kofford
                                    PO Box 1362
                                    Draper, Utah 84020
                                    Fax No. (801) 495-9097576-0583

         If to Client, to:
                                    Daniel Hoyng
                                    Infotopia, Inc.
                                    218 Tearall Rd.
                                    Raynham, MA 02767

or other such addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery.

         9. In the event legal action is brought to enforce any provision of this Agreement, the defaulting party agrees to pay all reasonable costs and attorneys' fees incurred by the non-defaulting party in enforcing any remedy under this Agreement or in seeking any other remedy, whether by law or equity.

         10. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Utah.

         DATED as of the date first above written.

                                    BY: ___________________
                                    Gregory L. Kofford



                                    Infotopia  Inc.

                                    BY:___________________
                                          Daniel Hoyng
                                    ITS: CEO